SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Sec. 240.14a-11(c) or sec. 240.14a-12

AVANIR PHARMACEUTICALS

(Name of Registrant as Specified In Its Charter)

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INTRODUCTORY NOTE:

INTRODUCTORY NOTE:

On March 5, 2004, Avanir Pharmaceuticals (the “Company”) distributed a quarterly newsletter, which contained certain additional information in question-and-answer format regarding two proposals set forth in the Company’s definitive proxy statement on Schedule 14A for its 2004 Annual Meeting of Shareholders. The text of this additional information is set forth below.

Frequently Asked Questions

1. Why is the Company proposing in the 2004 Proxy to increase the number of authorized shares of Class A common stock by an additional 100 million shares?

     Avanir has historically been a drug discovery and development company. Although we have one product that has been approved for marketing, we believe that most of our potential lies in our product pipeline. As a practical matter, we will need additional shares to move our product pipeline forward and to prepare for the launch of our second product, Neurodex. However, we are nearing the end of the 100mm shares that are currently authorized. If the proposal to authorize additional shares is approved, the number of shares outstanding and reserved for issuance would be 43% of the total authorized, with 57% available for future issuance. It is common to have substantially more shares authorized (as a percentage of those outstanding) to fund research and development efforts, support operations, and acquire new technologies or participate in potential mergers and acquisitions.

2. What is dilution and would an increase in authorized shares be dilutive?

     There are two types of dilution, economic and voting. Economic dilution occurs when a company sells stock at a price less than the current net book value per share. Voting dilution occurs every time a corporation issues stock and is a function of decreasing the percentage ownership of existing shareholders in the company. Authorizing additional shares, in and of itself, is not dilutive. But, since our net book value per share is currently 3 cents, any sale of stock at a higher price would be accretive (not dilutive) to existing shareholders and would enhance the economic value of all existing shares. An increase in outstanding shares would result in voting dilution, however, as the additional shares decrease the percentage ownership of existing shareholders.

3. What is a reverse stock split?

     According to Barron’s Dictionary, “a reverse stock split is a procedure whereby a corporation reduces the number of shares outstanding. The total number of shares will have the same market value immediately after the reverse split as before it, but each share will be worth more. For example, if a firm with 10 million outstanding shares selling at $10 per share executes a reverse 10 for 1 split, the firm will end up with 1 million shares selling for $100 each. Such splits are usually initiated by companies wanting to raise the price of their outstanding shares because they think the price is too low to attract investors.” A reverse stock split would have a similar effect on stock options and warrants. The number of shares under the option or warrant would be reduced by the split ratio and the exercise price would be increased by the same ratio.

4. Is Avanir going to implement a reverse split?

Not necessarily. The determination by the Board of Directors to effect a split will be based on a number of factors, including the current price for the Company’s common stock, existing market conditions, and the likelihood that effecting a split would improve the marketability of our common stock and broaden our shareholder base. A reverse split could move our shares out of the technical ranks of “penny stocks,” reduce volatility in our shares and attract growth-oriented long-term investors to our company. It would also enable the Company to re-capitalize in anticipation of its transition to a commercial company without affecting any current shareholder’s percentage interest.

     If shareholders approve the proposal, the Board of Directors will have the authority to implement a reverse split for a period of 12 months. For any number of reasons the Board could elect not to execute a reverse split. For example, if the price of the Company’s stock appreciates to the point where the Company is otherwise able to realize some of the benefits of a reverse split, the Board may elect not to effect a split over the next 12 months. In that case, the authorization would expire unexercised.

5. Why did the proxy have disclosure language that indicated that, if additional shares are authorized, those shares could be used against potential takeovers even if shareholders believe they will benefit from the takeover?

     The SEC requires public companies to include “anti-takeover” and “change-in-control” risk language when seeking authorization of additional shares from shareholders. However, the Board of Directors has no knowledge of any takeover efforts to acquire the Company, and they are duty-bound to act in the best interests of all shareholders if such a transaction should arise in the future.

6. Who should I contact for further information?

     You should refer to the Company’s definitive proxy statement, which you can find through the Avanir website at www.avanir.com. The definitive proxy statement is also available at the SEC’s website, at www.sec.gov and was distributed to shareholders in hardcopy on or about January 30th. We encourage you to read the proxy statement carefully. If you would like additional help locating the filing on line, would like to request additional hardcopies of the proxy statement, or would like to speak with the Company, please call Investor Relations at 858-622-5202.

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